Exhibit 2.7

DESCRIPTION OF COMMON SHARES

The Company is authorized to issue and unlimited number of Common Shares. As of March 26, 2024, there were 68,707,994 Common Shares issued and outstanding. The Common Shares are listed on the NYSE under the ticker symbol “GFR” and on the TSX under the ticker symbol “GFR”.

Voting Rights

The holders of the Common Shares are entitled to receive notice of, to attend and to one vote per Common Share held at any meeting of shareholders of the Company, except meetings at which only holders of a different class or series of shares of the Company are entitled to vote.

Dividend Rights

Subject to the prior satisfaction of all preferential rights and privileges attached to any other class or series of shares of the Company ranking in priority to the Common Shares in respect of dividends, the holders of the Common Shares are entitled to receive dividends at such times and in such amounts as the Company Board may determine from time to time.

Liquidation

Subject to the prior satisfaction of all preferential rights and privileges attached to any other class or series of shares of the Company ranking in priority to the Common Shares in respect of return of capital on dissolution, upon the voluntary or involuntary liquidation, dissolution or winding-up of the Company or any other distribution of its assets among the shareholders of the Company for the purpose of winding up its affairs (such event, a “Distribution”), holders of the Common Shares shall be entitled to receive all declared but unpaid dividends thereon and thereafter to share rateably in such assets of the Company as are available with respect to such Distribution.

Notices

The Company Bylaws provide that, if the Company is not a reporting issuer, a notice of the time and place of each meeting of shareholders of the Company will be sent not less than seven (7) days and not more than sixty (60) days before the meeting to each shareholder entitled to vote at the meeting. As the Company is currently a “reporting issuer”, the Company Bylaws require a notice of the time and place of each meeting of shareholders of the Company to be sent not less than twenty-one (21) days and not more than fifty (50) days before the meeting to each shareholder entitled to vote at the meeting. For the purposes of the ABCA, a “reporting issuer” means a corporation that is a reporting issuer as defined in the Securities Act (Alberta), or a corporation that is a reporting issuer or a substantially similar corporation under the laws of another jurisdiction in Canada.

For the purpose of determining shareholders of the Company entitled to receive notice of or to vote at a meeting of shareholders of the Company, the directors of the Company may fix in advance a date as the record date for such determination, but that record date will not precede by more than fifty (50) days or by less than twenty-one (21) days the date on which such meeting is to be held.

Amendment/Variation of Class Rights

Under the ABCA, certain fundamental changes, such as changes to a corporation’s articles, changes to authorized share capital, continuances out of province, certain amalgamations, sales, leases or other exchanges of all or substantially all of the property of a corporation (other than in the ordinary course of business of the corporation), certain liquidations, certain dissolutions, and certain arrangements are required to be approved by special resolution.

A special resolution under the ABCA is a resolution: (i) passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of such resolution at a meeting duly called and held for that purpose; or (ii) signed by all shareholders entitled to vote on the resolution; provided that, pursuant to the ABCA, where a corporation is not a reporting issuer, a resolution (whether it is a special resolution or ordinary resolution) in writing signed by holders of at least two-thirds of the shares entitled to vote on that resolution is sufficient for such resolution to become effective.

In certain cases, an action that prejudices, adds restrictions to or interferes with rights or privileges attached to issued shares of a class or series of shares must be approved separately by the holders of the class or series of shares being affected by special resolution.

Company Directors — Appointment and Retirement

The Company Bylaws provide that, subject to the limitations and requirements provided in the Company Articles, the number of directors of the Company shall be determined from time to time by resolution of the shareholders of the Company or the Company Board. The Company Articles provide that the Company will have a board of directors consisting of a minimum of 1 director and a maximum of 13 directors. Pursuant to the ABCA, as the Company is currently a “reporting issuer” in Alberta and Ontario, the Company Board shall not have fewer than 3 directors.

Directors are generally elected by shareholders by ordinary resolution; however, the Company Articles also provide that the Company Board may, between annual general meetings of shareholders, appoint one or more additional directors to serve until the next annual general meeting, but the number of additional directors so appointed may not at any time exceed one-third of the number of directors who held office at the expiration of the previous annual general meeting.

The Company Bylaws provide that director nominees may be made at the discretion of the Company Board as well as by shareholders of the Company if made in accordance with the Advance Notice Provisions of the Company Bylaws. The Advance Notice Provisions in the Company Bylaws set forth the procedure requiring advance notice to the Company from a shareholder who intends to nominate a person for election as a director of the Company. Among other things, the Advance Notice Provisions provide for a deadline by which a shareholder must notify the Company of an intention to nominate directors prior to any meeting of shareholders at which directors are to be elected and specify the information that the nominating shareholder must include in such notice in order for the director nominees to be eligible for nomination and election at the meeting.

Company Directors — Voting

Questions arising at any meeting of the Company Board will be decided by a majority of votes. In the case of an equality of votes, the chair of the meeting will not have a second or casting vote. A resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of directors or committee of directors is as valid as if it had been passed at a meeting of directors or committee of directors, as the case may be. A resolution in writing dealing with all matters required by the ABCA to be dealt with at a meeting of directors, and signed by all the directors entitled to vote at that meeting, satisfies all the requirements of the ABCA relating to meetings of directors.

Powers and Duties of Company Directors

Under the ABCA, the directors of the Company are charged with the management, or supervision of the management, of the business and affairs of the Company. In discharging their responsibilities and exercising their powers, the ABCA requires that the directors: (a) act honestly and in good faith with a view to the best interests of the corporation; and (b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. These duties are commonly referred to as the directors” “fiduciary duties” of loyalty and care, respectively. Further, the directors” responsibilities may not be delegated (or abdicated) to shareholders and include the obligation to consider the long-term best interests of the corporation and it may be appropriate for the directors to consider (and not unfairly disregard) a broad set of stakeholder interests including the interests of shareholders, employees, suppliers, creditors, consumers, government and the environment.

Directors’ and Officers’ Indemnity

Under subsection 124(1) of the ABCA, except in respect of an action by or on behalf of the Company to procure a judgment in the Company’s favor, the Company may indemnify a current or former director or officer or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor and the heirs and legal representatives of any such persons against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative, investigative or other actions or proceedings in which the Indemnified Person is involved by reason of being or having been director or officer of the Company, if (i) the Indemnified Person acted honestly and in good faith with a view to the best interests of the Company, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person’s conduct was lawful.

Notwithstanding the foregoing, subsection 124(3) of the ABCA provides that an Indemnified Person is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer of the Company, if the Indemnified Person (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done, and (ii) fulfills the Indemnification Conditions. Under subsection 124(3.1) of the ABCA, the Company may advance funds to an Indemnified Person in order to defray the costs, charges and expenses of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the Mandatory Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Discretionary Indemnification Conditions are met.

Subject to the aforementioned prohibitions on indemnification, an Indemnified Person will be entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; and (ii) (a) the individual acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

As permitted by the ABCA, the Company’s Bylaws require the Company to indemnify directors or officers of the Company, former directors or officers of the Company or other individuals who, at the Company’s request, act or acted as directors or officers or in a similar capacity of another entity of which the Company is or was a shareholder or creditor (and such individual’s respective heirs and personal representatives) to the extent permitted by the ABCA. Because the Company’s Bylaws require that indemnification be subject to the ABCA, any indemnification that the Company provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above.

The Company may also, pursuant to subsection 124(4) of the ABCA, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each person referred to in subsection 124(1) of the ABCA against any liability incurred by such person as a result of their holding office in the Company or a related body corporate.

Take Over Provisions

National Instrument 62-104 — Take Over Bids and Issuer Bids (“NI 62-104”) is applicable to the Company and provides that a takeover bid is triggered when a person makes an offer to acquire outstanding voting securities or equity securities of a class made to one or more persons, any of whom are in the local jurisdiction, where the securities subject to the offer to acquire, together with the offeror’s securities, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire. When a takeover bid is triggered, an offeror must comply with certain requirements. These include making the offer of identical consideration to all holders of the class of security that is the subject of the bid, making a public announcement of the bid in a newspaper and sending out a bid circular to securityholders which explains the terms and conditions of the bid. Directors of an issuer whose securities are the subject of a takeover bid are required to evaluate the proposed bid and circulate a directors’ circular indicating whether they recommend to accept or reject the bid or state that they are unable to make, or are not making, a recommendation regarding the bid. Strict timelines must be adhered to. NI 62-104 also contains a number of exemptions to the takeover bid and issuer bid requirements.

Compulsory Acquisitions

Subsection 195(2) of the ABCA provides that, if within the time limited in a takeover bid for its acceptance or within 120 days after the date of a takeover bid, whichever period is shorter, the bid is accepted by the holders of not less than 90% of the shares of any class of shares of a corporation to which the takeover bid relates, other than shares of that class held at the date of the takeover bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on the bid being so accepted and on complying with the ABCA, to acquire the shares of that class held by an offeree who does not accept the takeover bid.

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